On April 2, 2009 the following letter was sent to Diamond Hill. Excerpts of the letter were posted on Yahoo! Message Board on April 29, 2009.

Diamond Hill
Attn: Board of Directors
325 John H. McConnell Blvd. Suite 200
Columbus, Ohio 43215


March 31, 2009


Subject: Notification of Nomination of Two Directors to the Board of
Diamond Hill


I am writing to you to express my strong disappointment in the fourth quarter operating results of the company. Operating margins, which have been trending lower over the last two years, in spite of increasing revenues, fell to under 19% in the fourth quarter of 2008. This figure is well below Mr. Dillon?s 33% target expressed at the 2007 annual meeting, even though AUM is higher now than then. The 19% operating margin is also well below the 30% operating margin that Mr. Dillon asserted in his 2007 Shareholder Letter was the norm for asset managers that achieve scale, which Diamond Hill has. Both figures are below the 40% plus operating margins that the company should be achieving if it properly compared its reported numbers to others in the industry and adjusted for operating in a lower cost environment (see my previous letters written in 2006 regarding the operating margin issue).

There is no valid reason why the company did not achieve at least the 30% margins that Mr. Dillon previously felt was a reasonable split of the economics of the business. The mentality appears to be heads management wins, tails management wins. No matter what happens, management is apparently going to get large bonuses, and shareholders should be happy with whatever is left. I am all for proper compensation and retaining talent, but to see the board swing so far in favor of management is disappointing.

I am aware that Diamond Hill's 10-K notes the start-up costs of Beacon Hill and accelerated stock vesting as the reasons for the lower margins but no corresponding decline in incentive compensation. The filing also notes that the Compensation Committee used adjusted operating margin as the factor in the determination of incentive compensation. The Plan allows for more categories which would have better reflected the operating results of the company (EPS, Net Income, Investment Performance, Operating Income, Intrinsic Value, ROE, Return on Sales, and Revenue). Nearly all of the other categories would have shown weaker results in 2008 versus 2007, yet inexplicably none appear to have been used.

The fact that Diamond Hill's Board approved a higher level of incentive compensation in 2008 versus 2007 is evidence of a failure to incorporate the proper metrics to judge company-wide and individual performance. Diamond Hill should have industry leading margins due to its lower-cost location. The benefits of a low cost operating environment should not be allocated to the employees of the firm.

Diamond Hill has the second highest compensation cost as a percentage of revenue of any small to mid-size publicly traded investment management firms. The only firm higher, Epoch Holding, is predominately a sub-advisory firm, which by nature would have a similar cost structure in order to manage a given level of assets, but a lower revenue base due to sub-advisors typically receiving a smaller management fee.

Quarterly Average Compensation as % of Revenue

Company              Ave. ?06   Ave. ?07   Ave. ?08   3 yr ave.
Epoch Holding         68.1%       54.1%      52.4%      58.2%
Diamond Hill          57.3%       48.5%      55.8%      53.9%
Westwood              54.5%       51.1%      51.2%      52.3%
Gabelli               41.2%       41.3%      41.7%      41.4%
Hennessy              19.6%       20.7%      35.9%      25.4%
US Global             22.4%       23.7%      28.6%      24.9%
Calamos               15.1%       19.2%      19.2%      17.9%

Source: SEC filings

The above chart used firms that are slightly smaller, near the same size, and somewhat larger than Diamond Hill. It is surprising that a firm based in Columbus, Ohio, is near the top of the list.

It has become apparent to me, and many fellow shareholders, that change in the composition of the Board is needed. The existing Board is not standing up for the company's shareholders. As a shareholder, I am informing the Board that I nominating two people, myself and one other, for the Board. Our goal is to represent shareholders and to push for a fair split between owners and employees of the economics of the business.

The nominees are:

Tim Eriksen, age 40. He is the President of Eriksen Capital Management, LLC, an investment advisory firm he founded in 2005, and the Managing Member of Cedar Creek Partners, LLC, a private fund. From 2004 to 2005, he was a private investor and also wrote a bi-monthly newsletter for Walker's Manual covering unlisted and micro-cap stocks. From 1999 to 2004 he worked for Peter Kiewit Sons. Mr. Eriksen received his B.A. degrees in History and Political Studies from The Master's College in 1991and his M.B.A from Texas A&M University in 1997.

Harry Long, age 25. Harry Long is the sole Managing Member of
Contrarian Industries, LLC, the general partner to an investment partnership, Contrarian Partners, LP. He has a B.A. in Economics from Rice University.

I look forward to your response. If you wish to discuss the matter, I can be reached via email at tim@eriksencapital.com, or at (360)
354-3331.

Sincerely,


Tim Eriksen
Eriksen Capital Management









On May 5, the day the preliminary proxy filing was submitted, the following release was posted on Eriksen Capital Management's web site:



May 04, 2009


Subject: Cedar Creek Partners to Nominate Three Directors to the
Board of Diamond Hill


Due to the continued reluctance of the Board of Directors at Diamond Hill (nasdaq: DHIL) to pursue a proper split of the economics of the business between shareholders and management, we believe it is necessary to nominate three directors to the Board at the upcoming Annual Meeting.

We are pursuing this course of action for the following reasons:

1.Despite a weaker performance by the company in 2008 versus 2007, the Board approved an increase in incentive compensation from $12.5 million in 2007 to $13.0 million in 2008.

2.While revenues grew by $5.7 million in 2008 versus 2007, compensation grew by $6.1 million. This is unacceptable.

3.Due to increased compensation, the company fell short of the 33% operating margin target that CEO Ric Dillon expressed at the 2007 annual meeting even though AUM (assets under management) were higher in 2008 than when this target was announced. Hypocritically, management argues that it should exclude certain operations, such as the start-up of Beacon Hill, in order to argue that it actually met this target, yet over the last few years it refused to make similar adjustments to other asset managers when comparing what industry operating margins truly are.

4.We believe there is no reason why Diamond Hill cannot achieve at least 40% operating margins based on its current size and still fairly compensate all its employees and management.

5.Diamond Hill has the second highest compensation cost as a percentage of revenue of any small to mid-size publicly traded investment management firms. The only firm higher, Epoch Holding, is predominately a sub-advisory firm, which by nature would have a similar cost structure in order to manage a given level of assets, but a significantly lower revenue base due to sub-advisors typically receiving a significantly smaller management fee.

Quarterly Average Compensation as % of Revenue

Company              Ave. ?06   Ave. ?07   Ave. ?08   3 yr ave.
Epoch Holding         68.1%       54.1%      52.4%      58.2%
Diamond Hill          57.3%       48.5%      55.8%      53.9%
Westwood              54.5%       51.1%      51.2%      52.3%
Gabelli               41.2%       41.3%      41.7%      41.4%
Hennessy              19.6%       20.7%      35.9%      25.4%
US Global             22.4%       23.7%      28.6%      24.9%
Calamos               15.1%       19.2%      19.2%      17.9%

Source: SEC filings


The above chart used firms that are slightly smaller, near the same size, and somewhat larger than Diamond Hill. It is surprising that a firm based in Columbus, Ohio, is near the top of the list.

6.We are disappointed in the Board's failure to use proper metrics to gauge company-wide and individual performance. Diamond Hill's 10-K filing notes that the Compensation Committee used adjusted operating margin as the factor in the determination of incentive compensation. The Incentive Compensation Plan allows for the use of more categories, which would have better reflected the operating results of the company (EPS, Net Income, Investment Performance, Operating Income, Intrinsic Value, Return on Equity, Return on Sales, and Revenue). Nearly all of the other categories would have shown weaker results in 2008 versus 2007, yet inexplicably none appear to have been used.


It has become apparent to us, and many fellow shareholders, that change in the composition of the Board is needed. The existing Board is not standing up for the company's shareholders, which we believe, is reflected in the company's current stock price. Shares in Diamond Hill trade at a discount to its industry peers on most valuation metrics. We believe the discount is due to the issues we have noted above. Our goal is to represent shareholders and to push for a fair split between owners and employees of the economics of the business. We think that this can best be accomplished by the placement of a different viewpoint on the Board, and our intention will be to solicit proxies and use cumulative voting to obtain as many board seats as possible.

The nominees are:

Tim Eriksen, age 40. He is the President of Eriksen Capital Management, LLC, an investment advisory firm he founded in 2005, and the Managing Member of Cedar Creek Partners, LLC, a private fund. From 2004 to 2005, he was a private investor and also wrote a bi-monthly newsletter for Walker's Manual covering unlisted and micro-cap stocks. From 1999 to 2004 he worked for Peter Kiewit Sons. Mr. Eriksen received his B.A. degrees in History and Political Studies from The Master's College in 1991and his M.B.A from Texas A&M University in 1997.

Doug Beach, age 40. Doug Beach is The Managing Partner of Beach, Freeman, Lim & Cleland. He has been an Advisory Director to Cedar Creek Partners, LLC, a private fund, since 2006. From 1990 to 1995 he worked in the Tax Department at BDO Seidman, LLP. From 1995 to 2002, he was a Partner at RBZ, LLP, where he served as Partner-in-charge of the Tax Department. He is a CPA, and is a member of the California Society of Public Accountants. He serves on the Board for Special Olympics Southern California, and is a member of both the finance and audit committees. He has a B.A. from the University of California at Los Angeles.

Steve Kirchmeier, age 40. Steve Kirchmeier is the co-Founder of Everbridge (formerly 3n Global). He has served on the Board of Directors of Everbridge since 2002. He has been an Advisory Director to Cedar Creek Partners, LLC, a private fund, since 2006. He was CEO of Starwest Public Communications from 1998 to 2002. He was Director of Taxation at PMC Global Inc. from 1996 to 1998, and Senior Tax Manager at BDO Seidman, LLP from 1990 to 1996. He received a Masters of Accounting from the University of Southern California in 1991, and a B.A. in Accounting and Management from The Master's College in 1990.

Sincerely,

Tim Eriksen
Eriksen Capital Management LLC
tim@eriksencapital.com
(360) 354-3331


Eriksen Capital Management LLC provides investment advisory services to individual accounts and a private fund. The firm adheres to a value approach, and seeks to purchase securities that are trading below our estimate of intrinsic value. For those interested in obtaining more information, please go to our web site, www.eriksencapital.com, or call Tim Eriksen at 360-354-3331.